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                                                              August 15, 2003





Championship Auto Racing Teams, Inc.
5350 Lakeview Parkway Drive South
Indianapolis, IN  46268
Attn.:   Christopher R. Pook
         President, Chief Executive Officer

Dear Chris:

         As you know, the Board of Directors of Championship Auto Racing Teams, Inc, a Delaware corporation ("CART") has invited a group involving Gerald Forsythe to make a proposal to acquire CART (the "ACQUISITION"). Mr. Forsythe, Kevin Kalkhoven, Paul Gentilozzi, Carl Russo and Motorock LLC have formed Open Wheel Racing Series LLC ("Open Wheel") for the purpose of making such a proposal. This letter outlines that proposal.

         Please note that the price per share of our offer is less than the market price of CART common stock on the date of this letter. The offer price reflects the fact that CART will require significant additional capital to maintain its ongoing operations. We believe that if such capital were raised through an equity financing, even if such equity financing were possible, CART shareholders would likely suffer sufficient dilution to reduce the market price of CART common stock to less than the price per share of our offer.1) PROPOSED TRANSACTION. Open Wheel would acquire all the outstanding stock (with rights) and other securities convertible into or exercisable for capital stock of CART ("OTHER SECURITIES") for a total of $7.4 million in cash. Based on 14,718,134 shares outstanding as of July 1, 2003 and if all Other Securities are terminated, the consummation of the Acquisition would result in CART stockholders receiving approximately $.50 cash in exchange for each share. The Acquisition would be effected by a reverse triangular merger, tender offer or other structure as mutually agreed. The Acquisition would be subject to the approval of CART's Board of Directors, which must include approval by CART's independent directors, and, in addition to any shareholder approval required by law, Open Wheel expects to require approval of the holders of a majority of CART voting stock not held by Open Wheel or its members. Completion of the


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Acquisition would be subject to the receipt by CART of a fairness opinion from its financial advisor and the satisfaction of any applicable governmental regulatory requirements.

         2) DEFINITIVE AGREEMENT. The definitive agreement for the Acquisition would contain appropriate representations, warranties and covenants for a transaction of the size and nature of the Acquisition and other provisions that are mutually satisfactory to Open Wheel and CART. These would include a customary break-up fee. The definitive agreement would also include conditions to Open Wheel's obligation to complete the Acquisition, in addition to those noted above, including: (a) resolution in a satisfactory manner of the issues surrounding the management of CART, Inc. ("CART"), (b) no material agreements are made without the knowledge of Open Wheel, (c) termination of all outstanding options to acquire shares of CART or any of its current or dissolved subsidiaries with the consent of all optionees, (d) settlement of all ongoing disputes in arbitration or litigation, (e) the modification or termination of certain employment agreements to the satisfaction of Open Wheel, (f) the absence of litigation relating to CART or the Acquisition, and (g) the completion of due diligence, including verification of proposed sponsorships, to the satisfaction of Open Wheel.

         3) LETTER OF INTENT NOT BINDING. Open Wheel and CART both acknowledge and agree that, except for its Section 4, this letter of intent is not an agreement or contract of any kind, does not give rise to or create any binding legal rights or obligations and does not obligate Open Wheel or CART to negotiate or enter into any definitive agreement or to complete the Acquisition or any other transaction. Any obligation to complete a transaction will arise only if and when: (a) Open Wheel and CART sign and deliver a definitive written agreement regarding the Acquisition or other transaction, (b) all necessary corporate action on behalf of the parties has been taken, and (c) and all conditions precedent have been satisfied or waived. Neither Open Wheel nor CART will have any liability whatsoever to any other party for its failure to negotiate or enter into a definitive agreement for the proposed Acquisition or any other transaction, and either party may choose not to pursue the Acquisition or enter into a definitive agreement for any reason or no reason.

         4) OTHER TRANSACTIONS. CART recognizes that, in order for Open Wheel to pursue further steps with CART regarding a proposed business combination, Open Wheel will need to invest substantial time, effort and expense to, among other things, complete its due diligence of CART. Accordingly, CART agrees that until the earlier of August 31, 2003 and the date on which Open Wheel confirms in writing that it no longer wishes to pursue the Acquisition (the "TERMINATION DATE"), CART will promptly notify Open Wheel of any request,




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inquiry, proposal, solicitation, negotiation, or discussion with any third party concerning a possible sale of stock or other securities of CART or CART, or any possible disposition of all or any significant part of CART's or CART's business or assets. Such notice will identify the party or parties involved, the terms of any proposal, and the proposed process and timeline. CART agrees that, prior to the Termination Date, it will not unilaterally terminate discussions with Open Wheel, and that it will in any case provide not less than two business days notice of any determination that Open Wheel must, under terms of the August 11, 2003 letter of CART to Mr. Forsythe, disband.

         5) EXPECTATIONS; COUNTERPARTS. By signing this letter of intent, Open Wheel and CART agree that Section 4 is intended to be binding and enforceable. This letter of intent may be signed in counterparts.

                                   Sincerely,

                                   Open Wheel Racing Series LLC

                                   /s/ Kevin Kalkhoven
                                   --------------------------------
                                   Kevin Kalkhoven, Manager


ACCEPTED AND AGREED:

Championship Auto Racing Teams, Inc.


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Christopher R. Pook, President, CEO





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